EXHIBIT 1

                             JOINT FILING AGREEMENT


     Pursuant to and in accordance with Rule 13d-1(k)(1) under the United States Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree to the joint filing of a statement on Schedule 13D (including any amendments thereto) on behalf of each of them with respect to the ordinary shares, nominal value (euro)0.40 per share, of Havas, a French SOCIETE ANONYME. The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning him or it contained in such statement on Schedule 13D (including any amendments thereto); PROVIDED that each of the undersigned shall not be responsible for the completeness or accuracy of any of the information concerning any other person making the filing, except to the extent that such undersigned knows or has reason to believe that such information is inaccurate. The undersigned further agree to the filing of this Joint Filing Agreement as an exhibit to such statement on Schedule 13D (including any amendments thereto).

     Dated: June 13, 2005

                                                /S/ ALEXANDER M. VIK
                                            ------------------------------------
                                            Alexander M. Vik, individually



                                       SEBASTIAN HOLDINGS INC.

                                            By: /S/ ALEXANDER M. VIK
                                                --------------------------------
                                            Name:  Alexander M. Vik
                                            Title: Sole Director